Exhibit 16.1

July 17, 2025

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549 Commissioners:

We have read the statements made by Marblegate Capital Corporation under Item 4.01 of its Form 8-K dated July 17, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Marblegate Capital Corporation contained therein.

Very truly yours,

Marcum LLP

Marcum llp / 777 S. Figueroa Street / Suite 2900 / Los Angeles, CA 90017 / Phone 310.432.7400 / marcumllp.com